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                                  EXHIBIT 4(b)
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                  Form of Non-Qualified Stock Option Agreement


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                      NON-QUALIFIED STOCK OPTION AGREEMENT
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         This Agreement (the "Agreement") is made as of the _____ day of
___________, between The Progressive Corporation, an Ohio corporation (the "Company"), and [NAME] (the "Optionee"). The Company hereby grants Optionee an option (the "Option") to purchase [TOTAL SHARES] Common Shares, $1.00 par value (the "Common Shares"), of the Company for a per share purchase price of $ ______ (the "Option Price"). The Option has been granted pursuant to The Progressive Corporation 1995 Incentive Plan (the "Plan") and shall include and be subject to all provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the following provisions of this Agreement:

  1. TERM. The Option shall become exercisable on ____________________ and may be exercised, in whole or in part, at any time thereafter until _____________, on which date the Option shall expire and no longer be exercisable.

  2. METHOD OF EXERCISE. Subject to Section 1 above, the Option shall be exercisable from time to time by written notice (in form approved or furnished by the Company) to the Company which shall:

         (a) state that the Option is thereby being exercised, the number of Common Shares with respect to which the Option is being exercised, each person in whose name any certificates for the Common Shares should be registered and his or her address and social security number;

         (b) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by anyone other than the Optionee, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations; and

         (c) be accompanied by such representations, warranties and agreements, in form and substance satisfactory to counsel for the Company, with respect to the investment intent of such person or persons exercising the Option as the Company may request.

  3. PAYMENT OF PRICE. Upon exercise of the Option, the Company shall deliver a certificate or certificates for the Common Shares purchased thereunder to the specified person or persons at the specified time upon receipt of the full purchase price for such Common Shares: (i) by certified or bank cashier's check, or (ii) by any other method of payment or combination thereof authorized by the Plan.

  4. TRANSFERABILITY. The Option shall not be transferable by the Optionee other than by will or by the laws of descent and distribution. Subject to the following sentence, during the lifetime of the Optionee, the Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the Optionee for his or her own account. Upon the death or disability of the Optionee, the Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the Optionee's estate (acting through its fiduciary) or by the Optionee's duly authorized legal representative, during the period and to the extent authorized in the Plan.

  5. TERMINATION OF EMPLOYMENT. If the employment of the Optionee by the Company (or any of its Subsidiaries or Affiliates) terminates:


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         (a)      due to involuntary termination without Cause or due to
                  retirement (with the employer's approval), the Option may be exercised to the extent exercisable at the date of such termination, during the lesser of (i) two months after such date, or (ii) the balance of the Option's term;

         (b) due to death or Disability, the provisions of Section 5(b)(6) or 5(b)(7) of the Plan, as applicable, shall apply;

         (c) due to resignation by the Optionee, the Optionee may exercise the Option, to the extent of the lesser of (A) the number of Common Shares as to which the Option is exercisable on the date the Optionee ceases to be an employee or (B) the number of Common Shares as to which the Option was exercisable ninety days prior to such date, reduced by any Common Shares acquired by exercise of the Option within such ninety day period, at any time within two (2) months after the date that the Optionee ceases to be an employee (but in no event after expiration of the original term of the Option) and the Option shall not be or become exercisable as to any additional Common Shares after the date that the Optionee ceases to be an employee; and

         (d) due to termination for Cause, the Option and all rights to purchase Common Shares thereunder shall immediately terminate.

  6. RESTRICTIONS ON EXERCISE. The Option is subject to all restrictions set forth in this Agreement or in the Plan. As a condition to any exercise of the Option, the Company may require the Optionee or his or her successor to make any representation or warranty to comply with any applicable law or regulation or to confirm any factual matters requested by counsel for the Company.

  7. TAXES. The Optionee hereby agrees that he or she shall pay to the Company, in cash, any federal, state and local taxes of any kind required by law to be withheld with respect to the Option granted to him or her hereunder. If the Optionee does not make such payment to the Company, the Company shall have the right to deduct from any payment of any kind otherwise due to the Optionee from the Company (or from any Subsidiary or Affiliate of the Company), any federal, state and local taxes of any kind required by law to be withheld with respect to the Option, the exercise thereof or the Common Shares to be purchased by the Optionee under this Agreement. The Option shall not be treated as an incentive stock option under Section 422 or any successor Section thereto of the Internal Revenue Code of 1986, as amended.

  8. DEFINITIONS. Unless otherwise defined in this Agreement, capitalized terms will have the same meanings given them in the Plan.

                                         THE PROGRESSIVE CORPORATION

DATE OF GRANT:                           BY:
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                                         TITLE:
                                               ----------------------

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                             ACCEPTANCE OF AGREEMENT
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         The Optionee hereby: (a) acknowledges receiving a copy of the Plan
Description dated ________________, relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in the Plan Description; (b) accepts this Agreement and the Option granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee relating to the Plan, this Agreement or the Option granted hereunder.

                                          Optionee:
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                                          Date:
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